Exhibit 5.1

ArentFox Schiff LLP 1301 Avenue of the Americas 42nd Floor New York, NY 10019 212.484.3900 main 212.484.3990 fax afslaw.com

June 23, 2023

Intelligent Bio Solutions Inc.

420 Lexington Ave, Suite 300

New York, NY 10170

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Intelligent Bio Solutions Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration for resale by the selling stockholders named in the Registration Statement (the “Selling Stockholders”) of up to an aggregate of 823,736 shares of the Company’s common stock, par value $0.01 per share, consisting of: (A) up to 689,964 shares of common stock (the “Common Shares”) composed of (i) up to 144,782 shares of common stock issued in connection with the Company’s acquisition of Intelligent Fingerprinting Limited in October 2022 (the “IFP Acquisition”); (ii) up to 518,718 shares of common stock issued upon the conversion of previously outstanding Series C Convertible Preferred Stock, par value $0.01 per share (the “Series C Preferred Stock”) (including Series C Preferred Stock issued upon the conversion of convertible debt assumed by the Company) issued in connection with the IFP Acquisition; (iii) up to 26,464 shares of common stock issued upon the conversion of previously outstanding Series D Convertible Preferred Stock, par value $0.01 per share (the “Series D Preferred Stock”) issued in connection with a private placement of the Company’s common stock in December 2022 (the “Private Placement”); (B) up to 73,220 shares of Common Stock (the “Holdback Shares”) issuable upon the conversion of Series C Preferred Stock held back from, and reserved for issuance to, certain Selling Stockholders in order to secure potential indemnification claims by the Company related to the IFP Acquisition against such Selling Stockholders; and (C) up to 60,552 shares of common stock composed of (i) up to 26,478 shares of common stock issuable upon the exercise of certain outstanding warrants (“D Warrants”) issued by the Company on December 22, 2022, to certain Selling Stockholders in connection with the Private Placement (“D Warrant Shares”); (ii) up to 1,324 shares of common stock issuable upon the exercise of certain outstanding warrants (“Winx Warrants”) issued by the Company on December 22, 2022, to a Selling Stockholder who acted as the placement agent in the Private Placement (“Winx Warrant Shares”); and (iii) up to 32,750 shares of Common Stock issuable upon the exercise of certain outstanding warrants (“Representative’s Warrant”) issued by the Company on March 10, 2023, to a Selling Stockholder who acted as the representative of the underwriters in a public offering of the Company’s common stock (the “Representative’s Warrant Shares”).

In rendering this opinion, we have examined: (i) the Amended and Restated Certificate of Incorporation and Amended and Restated By-laws of the Company, each as amended to date; (ii) resolutions of the Company’s Board of Directors authorizing the issuance of the Series C Preferred Stock; (iii) resolutions of the Company’s Board of Directors authorizing the issuance of the Series D Preferred Stock; (iv) the form of D Warrant; (v) the form of Winx Warrant; (vi) the form of Representative’s Warrant; (vii) the Registration Statement; and (viii) such statutory provisions, certificates and other documents as we have deemed appropriate or necessary as a basis for the opinions hereinafter expressed. We have also examined such other documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to matters of fact material to our opinions in this letter, we have relied on certificates and statements from officers and other employees of the Company, public officials and other appropriate persons.

Based upon the foregoing, and in reliance thereon, and subject to the assumptions, limitations, qualifications and exceptions set forth herein, we are of the opinion that:

1. The Common Shares have been duly authorized by all necessary corporate action of the Company, and are validly issued, fully paid and non-assessable;

2. The Holdback Shares, when issued by the Company upon conversion of the Series C Preferred Stock in accordance with the terms of the Series C Preferred Stock, will have been duly authorized, validly issued, fully paid and nonassessable; and

3. The D Warrant Shares initially issuable upon exercise of the D Warrants, the Winx Warrant Shares initially issuable upon exercise of the Winx Warrants, and the Representative’s Warrant Shares initially issuable upon exercise of the Representative’s Warrants when issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the D Warrants, Winx Warrants, or Representative’s Warrants, respectively, will have been duly authorized by all necessary corporate action of the Company, and will be validly issued, fully paid and non-assessable.

The opinions set forth above are subject to the following qualifications:

A. The foregoing opinions are limited to the General Corporation Law of Delaware, and we express no opinion as to the laws of any other jurisdiction.

The opinions expressed in this opinion letter are as of the date of this opinion letter only and as to laws covered hereby only as they are in effect on that date, and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may come to our attention after that date or any changes in law that may occur or become effective after that date. The opinions herein are limited to the matters expressly set forth in this opinion letter, and no opinion or representation is given or may be inferred beyond the opinions expressly set forth in this opinion letter.

We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement filed as of the date hereof and to the reference to us under the caption “Legal Matters” in the prospectus contained in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ ArentFox Schiff LLP